Exhibit 99

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate July 18, 2005 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports 57% Increase in Second Quarter Earnings

Macatawa Bank Corporation today announced net income for the second quarter of 2005. Net income was a record $5.26 million, or a 57% increase over second quarter 2004 net income of $3.35 million. Diluted earnings per share totaled $0.50 for the second quarter of 2005, or a 56% increase over the $0.32 for the same period in 2004. Net income totaled $9.80 million for the six months ended June 30, 2005, or $0.94 per diluted share, as compared to net income of $6.21 million, or $0.60 per diluted share, for the six months ended June 30, 2004.

“Our people and their relentless pursuit of quality banking services for our customers continue to drive our success,” said Ben Smith, Chairman and CEO. Return on average equity increased to 15.71% for the quarter from 10.74% for the second quarter of the prior year and return on average assets increased to 1.20% from 0.89%. “Our core loan and deposit portfolios continue to be the foundation of our strong financial performance,” stated Mr. Smith. Non-interest income, which increased 22% for the quarter, also contributed to the increase in earnings. Total revenue, including net interest income and non-interest income, grew by 23% while non-interest expense grew by only 12% when comparing the second quarter of 2005 to the same period in 2004. “Our improvements in income came without large increases in expenses. The effects of our previous investments in people, technology and strategic locations are now noticeably impacting our profitability,” added Mr. Smith.

The increase in quarterly earnings was largely a result of significant growth in net interest income. Second quarter net interest income totaled $15.5 million, an increase of $2.92 million or 23%, as compared to the second quarter of 2004. The improvement in net interest income was driven by a combination of strong increases in both average earning assets and net interest margin. Average earning assets grew by 17% or $231.8 million from $1.40 billion for the second quarter of 2004 to $1.63 billion for the second quarter of 2005. The net interest margin increased 20 basis points from 3.62% for the second quarter of 2004 to 3.82% for the second quarter of 2005. The increases in short-term rates that began in mid-2004 continue to positively impact the net interest margin.

An increase in non-interest income also contributed to the strong results for the quarter. Non-interest income was $3.37 million for the second quarter of 2005, an increase of $618,000 over the second quarter of 2004. Increases in deposit service charges and other income offset modest declines in trust income and mortgage banking revenue. The increase in other income for the quarter was positively impacted by a $200,000 ($130,000 after tax) gain on the sale of other real estate.

Increases in revenue were partially offset by an increase in non-interest expense. Non-interest expense increased to $9.96 million for the quarter as compared to $8.93 million for the second quarter of 2004. On a consecutive quarter basis, non-interest expense remained flat. Salaries and benefits increased by $582,000 over the second quarter of the prior year, representing the majority of the increase. The increase is primarily related to additional staffing in each line of business and in support departments consistent with growth of the Bank. Other expense increased by $348,000 for the quarter. The increase was in various categories including, marketing and promotions and data processing fees. While expenses increased, the Company better utilized its capacity as evidenced by the improvement in its efficiency ratio. The efficiency ratio declined to 52.83% for the quarter from 56.87% for the first quarter of 2005 and 58.31% for the second quarter of 2004.

Asset quality remained strong at June 30, 2005. Non-performing assets of $5.54 million at June 30, 2005 remained flat compared to March 31, 2005 and have declined from the $5.87 million at December 31, 2004. Non-performing assets as a percent of total assets were 0.31% at June 30, 2005 compared to 0.35% at December 31, 2004 and 0.18% at June 30, 2004. Net charge-offs were 0.18% of average loans on an annualized basis for the quarter, compared to 0.16% for the second quarter of 2004 and 0.18% for the first quarter of 2005. The allowance for loan losses represents 1.36% of total loans at June 30, 2005.

Total assets were $1.78 billion at June 30, 2005, an increase of $254.6 million from June 30, 2004. Total loans grew $181.0 million since June 30, 2004 and were primarily funded by a $186.3 million increase in deposits. For the quarter, loans were up $44 million. “Despite the slow West Michigan economy, we are beginning to see a meaningful increase in activity from our loan customers,” commented Mr. Smith. On the deposit side, non-interest bearing checking balances were up to nearly $170 million at June 30, 2005, or an 18% increase from the prior year. “Our focus on growing core deposits remains a top priority. We continue to expand our delivery systems and improve the utilization of our marketing systems to capture additional service opportunities from both new and existing customers,” added Mr. Smith. The Rockford branch opened in June and represents the 10th branch in the Greater Grand Rapids market. The Company remained well capitalized at June 30, 2005, with a total risk-based capital ratio of 11.1%.

“We are very pleased with our performance for the second quarter. As we continue to execute on our strategies, we remain confident our efforts will provide great opportunities for continued growth,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, July 19, 2005, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 23 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

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MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended June 30		Six Months Ended June 30

EARNINGS SUMMARY	2005	2004	2005	2004

Total interest income	$25,357	$18,636	$48,556	$35,941
Total interest expense	9,870	6,066	18,225	11,980

Net interest income	15,487	12,570	30,331	23,961
Provision for loan loss	1,125	1,440	2,025	2,665

Net interest income after provision for loan loss	14,362	11,130	28,306	21,296

NON-INTEREST INCOME
Deposit service charges	1,155	729	1,879	1,380
Gain on sale of loans	536	748	1,094	1,277
Trust fees	716	832	1,432	1,570
Other	962	442	1,637	822

Total non-interest income	3,369	2,751	6,042	5,049

NON-INTEREST EXPENSE
Salaries and benefits	5,430	4,848	10,834	9,335
Occupancy	749	640	1,590	1,338
Furniture and equipment	720	730	1,423	1,407
Other	3,063	2,715	6,076	5,109

Total non-interest expense	9,962	8,933	19,923	17,189

Income before income tax	7,769	4,948	14,425	9,156
Federal income tax expense	2,507	1,602	4,628	2,944

Net income	$5,262	$3,346	$9,797	$6,212

Basic earnings per share	$0.52	$0.33	$0.96	$0.61
Diluted earnings per share	$0.50	$0.32	$0.94	$0.60
Return on average assets	1.20%	0.89%	1.13%	0.85%
Return on average equity	15.71%	10.74%	14.73%	10.00%
Net interest margin	3.82%	3.62%	3.83%	3.55%
Efficiency ratio	52.83%	58.31%	54.77%	59.25%

BALANCE SHEET DATA Assets	June 30 2005	June 30 2004	December 31 2004

Cash and due from banks	$37,657	$35,161	$31,711
Securities available for sale	161,243	125,885	137,249
Securities held to maturity	2,481	2,556	2,552
Federal Home Loan Bank Stock	13,910	9,687	12,239
Loans held for sale	3,243	1,910	3,150
Total loans	1,469,493	1,288,461	1,396,387
Less allowance for loan loss	20,010	17,907	19,251

Net loans	1,449,483	1,270,554	1,377,136

Premises and equipment, net	47,602	41,553	45,784
Acquisition intangibles	26,055	26,477	26,262
Bank-owned life insurance	20,490	-	20,157
Other assets	18,451	12,194	16,366

Total Assets	$1,780,615	$1,525,977	$1,672,606

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$169,189	$143,351	$149,104
Interest-bearing deposits	1,168,452	1,007,996	1,202,412

Total deposits	1,337,641	1,151,347	1,351,516
Federal funds purchased	42,565	30,231	22,131
FHLB advances	215,564	177,747	123,985
Other borrowings	41,238	41,238	41,238
Other liabilities	7,639	2,824	4,662

Total Liabilities	1,644,647	1,403,387	1,543,532

Shareholders' equity	135,968	122,590	129,074

Total Liabilities and Shareholders' Equity	$1,780,615	$1,525,977	$1,672,606

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	2005	2004

EARNINGS SUMMARY
Net interest income	$15,487	$14,844	$14,439	$13,619	$12,570	$30,331	$23,961
Provision for loan loss	1,125	900	1,325	3,900	1,440	2,025	2,665
Total non-interest income	3,369	2,673	2,732	2,261	2,751	6,042	5,049
Total non-interest expense	9,962	9,962	9,277	8,933	8,933	19,923	17,189
Income taxes	2,507	2,120	2,121	931	1,602	4,628	2,944
Net income	$5,262	$4,535	$4,448	$2,116	$3,346	$9,797	$6,212

Basic earnings per share	$0.52	$0.45	$0.44	$0.21	$0.33	$0.96	$0.61
Diluted earnings per share	$0.50	$0.44	$0.43	$0.21	$0.32	$0.94	$0.60

MARKET DATA
Book value per share	$13.34	$12.78	$12.72	$12.51	$12.10	$13.34	$12.10
Market value per share	$34.69	$29.20	$28.08	$24.39	$23.90	$34.69	$23.90
Average basic common shares	10,191,218	10,167,187	10,142,163	10,131,467	10,125,555	10,179,269	10,116,534
Average diluted common shares	10,447,875	10,411,689	10,347,169	10,311,259	10,301,672	10,431,636	10,295,048
Period end common shares	10,194,605	10,183,978	10,150,937	10,134,480	10,130,330	10,194,605	10,130,330

PERFORMANCE RATIOS
Return on average assets	1.20%	1.07%	1.08%	0.53%	0.89%	1.13%	0.85%
Return on average equity	15.71%	13.74%	13.76%	6.73%	10.74%	14.73%	10.00%
Net interest margin (FTE)	3.82%	3.84%	3.76%	3.66%	3.62%	3.83%	3.55%
Efficiency ratio	52.83%	56.87%	54.03%	56.25%	58.31%	54.77%	59.25%

ASSET QUALITY
Net charge-offs	$649	$617	$674	$3,207	$491	$1,266	$851
Nonperforming loans	$3,385	$2,444	$4,021	$7,601	$2,742	$3,385	$2,742
Other real estate and repossessed assets	$2,155	$3,085	$1,850	$2	$-	$2,155	$-
Nonperforming loans to total loans	0.23%	0.17%	0.29%	0.56%	0.21%	0.23%	0.21%
Nonperforming assets to total assets	0.31%	0.32%	0.35%	0.47%	0.18%	0.31%	0.18%
Net charge-offs to average loans (annualized)	0.18%	0.18%	0.20%	0.96%	0.16%	0.18%	0.14%
Allowance for loan loss to total loans	1.36%	1.37%	1.38%	1.37%	1.39%	1.36%	1.39%

CAPITAL & LIQUIDITY
Average equity to average assets	7.63%	7.78%	7.83%	7.94%	8.31%	7.71%	8.54%
Tier 1 capital to risk-weighted assets	9.28%	9.34%	9.20%	9.28%	9.90%	9.28%	9.90%
Total capital to risk-weighted assets	11.05%	11.12%	11.00%	11.10%	11.76%	11.05%	11.76%
Loans to deposits + FHLB borrowings	94.61%	93.23%	94.80%	94.24%	96.94%	94.61%	96.94%

END OF PERIOD BALANCES
Total portfolio loans	$1,469,493	$1,425,781	$1,396,387	$1,361,017	$1,288,461	$1,469,493	$1,288,461
Earning assets	1,648,106	1,598,686	1,551,577	1,512,039	1,428,499	1,648,106	1,428,499
Total assets	1,780,615	1,721,469	1,672,606	1,616,994	1,525,977	1,780,615	1,525,977
Deposits	1,337,641	1,361,832	1,351,516	1,322,563	1,151,347	1,337,641	1,151,347
Total shareholders' equity	135,968	130,168	129,074	126,816	122,590	135,968	122,590

AVERAGE BALANCES
Total portfolio loans	$1,453,769	$1,405,313	$1,377,886	$1,329,763	$1,262,153	$1,430,098	$1,225,936
Earning assets	1,630,478	1,568,583	1,531,685	1,483,788	1,399,415	1,599,701	1,355,765
Total assets	1,755,857	1,696,790	1,651,939	1,585,427	1,500,155	1,726,487	1,455,635
Deposits	1,330,684	1,350,233	1,316,548	1,256,730	1,122,548	1,340,405	1,113,649
Total shareholders' equity	134,019	132,039	129,301	125,851	124,652	133,035	124,268